NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 26, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 15, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between DCP Midstream, LP and Dynamo Merger Sub LLC, a wholly owned subsidiary of Phillips 66 Project Development Inc., an indirect wholly owned subsidiary of Phillips 66 became effective before market open on June 15, 2023. Each share of DCP Midstream, LP's Common Units representing limited partnership interests was exchanged for USD 41.75 in cash. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on June 15, 2023.